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                                                                   EXHIBIT 10.12




                                PIPELAY SERVICES
                                 CONTRACT # 9C


                                     UNOCAL
                                       &
                                  TORCH, INC.


                      January 1, 2001 - December 31, 2001




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                                 W A R N I N G
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THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND IS TO BE VIEWED
FOR BUSINESS PURPOSES BY UNOCAL EMPLOYEES. IF YOU ARE A NON-EMPLOYEE, OR YOU KNOW ANY NON-EMPLOYEE WHO HAS ACCESS TO THIS INFORMATION, PLEASE NOTIFY THE CONTRACTS ADMINISTRATOR IMMEDIATELY.

THIS INFORMATION MAY NOT BE REPRODUCED FOR DISTRIBUTION AND IS NOT TO BE DISCLOSED BY ANY METHOD OR MANNER TO THIRD PARTIES OR NON-EMPLOYEES.

ANY EMPLOYEE FOUND TO HAVE VIOLATED THIS WARNING WILL BE SUBJECT TO DISCIPLINARY ACTION, UP TO AND INCLUDING TERMINATION.
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CONTENTS

o  Form of Contract                                      Pages 3-6

o  Contract Acceptance/Signature                         Page 7

o  Attachment 1
   Torch Rate Sheet

o  Attachment 2
   Invoicing & Payment

o  Attachment 3
   Reports, Tracking, Performance, Contracts & Addresses

o  Attachment 4
   HES Loss Control

Pipelay Services Contract
Unocal/Torch
January 1, 2000 - December 31, 2001

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                           GOM SHELF PIPELAY SERVICES
                                  CONTRACT # 9B

    This Contract is made by and between UNION OIL COMPANY OF CALIFORNIA d.b.a. Unocal ("UNOCAL") with offices at 4021-4023 Ambassador Caffrey Parkway, Lafayette, Louisiana 70596-9200 and Torch, Inc. ("TORCH") with offices at 401 Whitney Avenue, Suite 400, Gretna, Louisiana 70056. UNOCAL and TORCH agree as follows:

1.  CONTRACT DESCRIPTION

    UNOCAL promises to pay for and TORCH promises to provide Pipelay Services at the agreed contract pricing, per the contract terms and conditions.

2.  CONTRACT TERM

    The contract is effective as of January 1, 2001 and will expire on December 31, 2001. The contract may be extended annually for one year terms by mutual agreement of both parties. If extended the contract terms and conditions will be those of the primary term.

3.  SCOPE

    The contract covers Pipelay Services for UNOCAL's Spirit Energy 76 Gulf of Mexico operations for pipelay burial and riser installation projects in the Gulf of Mexico "Shelf" in water depths ranging from 10 feet to 200 feet.

    Additional areas for consideration include Pipeline Repair; Dive Boat Support; Diving Services, and Pipelay Operations beyond 200 feet.

4.  INTENT

    The intent of this contract is TORCH shall supply approximately 80% of UNOCAL's Spirit Energy 76 Gulf of Mexico Operations Pipelay Services as defined in Section 3 above. UNOCAL will contact TORCH to supply these services at the contract prices. It is also the intent to involve TORCH in the early planning stages of pipelay projects to assist in the design, engineering, and scheduling of projects.

    Further, TORCH is to provide the necessary vessels & services at the contract prices to meet UNOCAL's construction requirements, to maintain adequate supplies required to operate their equipment, to properly maintain equipment to prevent delays, and to provide technical service & various reports as necessary to complete projects.

5.  PIPELAY PROJECT DEFINITIONS

    The following definitions are listed for the purpose of contract clarification.

    Target Price- The price set during pre-project planning as the cost to complete the project. All costs, profits and a factor to cover contingencies are included in this number. Cost associated with potential weather delays are not included. This will be used in calculating the amount of risk to be shared.

    Contingency- The factor added to the Target Price to cover unforeseen costs due to mechanical maintenance or breakdowns, difficult soil conditions, or other conditions causing delays or added expense. Weather related expenses are not included in this amount.

    RRSP- A reference number calculated by subtracting the amount included in the Target Price for contingency from the Target Price. This will be used in calculating the amount of reward to be shared.

    Project Price- The actual amount of money charged to complete the project inclusive of all costs and profits.


Pipelay Services Contract
Unocal/Torch
January 1, 2001 - December 31, 2001

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    Weather Related Delay- The amount billed to cover TORCH's costs for non-productive periods of time due to weather. Costs will be incurred depending upon the status of the men and equipment. There will be three status conditions and a rate sheet covering each is included in Attachment 1.

    o Full crew on board vessel not working.

    o Skeleton crew on board vessel not working.

    o Vessel tied up at dock.

    Cost- The billing rate less all profit.

6.  EXCLUSIONS

    UNOCAL retains the right to acquire services from another supplier for any service considered critical and not immediately available from TORCH. In such cases, work performed by other pipelay service companies shall be treated as though TORCH performed the work when measuring performance toward meeting UNOCAL business share commitments described in Section 4 of this contract.

    UNOCAL does not guarantee any estimated dollar purchase of products or services in whole or part. TORCH will be the first call for projects meeting the scope of work defined herein.

7.  PRICING

    Prices for pipelay vessels & services will be those submitted by TORCH and listed in Attachment 1 of this contract. The pricing identified in Attachment 1 shall remain firm for the contract duration.

    Risk & Reward Projects:

    When mutually agreeable a risk and reward program will be developed for projects. The specifics will be defined for each project prior to beginning work. If a risk and reward program is not established between the parties, then the project will be billed as Time & Materials using the rate schedule listed in Attachment 1 or based upon on a mutually agreed lump sum price. When a risk and reward program is developed the following guidelines will be utilized.

    When a scope of work is defined two different dollar reference points will be established as follows:

         (i) Target Price Will be developed using the rate sheets in Attachment 1 and the time estimates for models, previous projects and/or any benchmark mutually agreed between the parties. The price will include a factor for contingencies. Weather related delay costs will not be included in this number.

         (ii) RRSP Will be determined by subtracting the contingencies (i) from the Target Price. For projects completed at a cost higher than the Target Price, the cost overrun will be shared equally between both parties. TORCH's share of the overrun cost will be capped. The amount of the cap will be defined in the Work Order. For projects that are completed for less than the RRSP, a bonus will be paid to TORCH equal to one-half (50%) the amount of the actual project price less than the determined RRSP. All costs attributed to weather related delays shall be subtracted from the project price when the risk/reward calculations are determined.

    Projects with a risk and reward program will be handled as a fixed profit contract. The portion of the Target Price attributed to profit will be identified and paid in proportion to project completion. Invoices will be presented at the end of a project or once per month (whichever is shorter) for the actual costs incurred inclusive of the earned profits portion.


Pipelay Services Contract
Unocal/Torch
January 1, 2001 - December 31, 2001

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    Third Party Billing:

    Third party purchases paid by UNOCAL shall be billed the actual invoiced price to TORCH plus a 10% markup. Should third party buyouts exceed $10,000 for any given project, only a 5% markup will be charged in excess of $10,000. TORCH may order goods through UNOCAL's existing commercial contracts for UNOCAL projects and have the vendor bill UNOCAL direct. Boat charters are excluded from any markup or dollar limit. UNOCAL will however pay the actual cost for boat charters plus a "broker commission" of $50 per day.

    Transportation Billing:

    TORCH may invoice for construction crew transportation costs on short duration projects of 4 day or less in cases when it is cost effective for the crew to be removed prior to mobilization or demobilization. In such cases TORCH shall invoice UNOCAL 75% of the actual transportation cost. In such cases, TORCH may invoice UNOCAL 100% of the transportation cost for construction material supply boats even when construction crews are transported. TORCH is responsible for all crew transportation cost (per draft) should the project exceed 4 days.

    The UNOCAL Logistics Group shall be given the first right of refusal to provide boat transportation for crew or supply boat charters. The UNOCAL contact number is (337) 295-6532. Further, UNOCAL boat suppliers shall be given 1st call consideration when TORCH bids supply boat charters for any UNOCAL projects. If a UNOCAL boat supplier is selected, TORCH agrees to contract directly with the supplier.

    Hurricane Billing Guidelines:

    Depending on the course of action required to protect crews and equipment all billable rates are to be in accordance with the rate sheet included in Attachment 1. For named storms threatening work in the GOM 75% of the third party services cost (including tugs for lowing) will be billed at cost to UNOCAL and TORCH agrees to pay the remaining 25% of charges. Tugs may be held for the duration of the storm to facilitate return to the work site. In most circumstances the crews shall remain with the laybarge. However, when necessary TORCH may invoice UNOCAL for the actual cost of any transportation required to safely demobilize and return crews to the Dulac, Louisiana shorebase facility. The company representative shall determine when it is necessary to demobilize and remobilization for storm threats.

    Fabrication Shop Rates:

    Shop rates for fabrication work shall be billed @ $38.00/hr. and includes payment of all crafts, supervisors, welding, welding rods, lifting equipment, blasting sand & painting equipment.

8.  ASSIGNMENT OF PROJECTS

    A Work Order will be generated to define specific billable work performed under this agreement. All work will be per the Terms and Conditions of the Master Services Contract (MSC) executed between UNOCAL and TORCH. The Work Order will define the scope of work for the project, the specific start and finish dates, the Target Price, and the RRSP. The risk and reward program will be detailed to include the maximum amount TORCH will place at risk for the project. A project work team will also be identified.

    It is understood that TORCH will commit certain resources to projects based upon Spirit Energy's issuance and TORCH's acceptance of a Work Order. Both parties are expected to commit to the terms of a Work Order and obligate themselves to certain expenses related to the execution of the project. Thus, either party may seek reasonable compensation for actual out of pocket expenses incurred in the event the other party cancels and/or defaults on the terms of a signed Work Order.

         (THE WORK ORDER SHOULD BE SIGNED BY BOTH PARTIES 10 DAYS PRIOR TO START OF PROJECT. CONTACT NAMES AND PHONE NUMBERS SHALL BE LISTED IN THE PROJECT WORK ORDER.)

9.  F.O.B. POINT

    Project materials are F.O.B., Bayou Pipe, Port of Iberia and TORCH shall arrange transportation services. The actual cost for transportation may be included in the Project Price. Mobilization and demobilization charges will be dependent on equipment location. Normal mob/demob will be from TORCH's main facility in Dulac, Louisiana.


Pipelay Services Contract
Unocal/Torch
January 1, 2001 - December 31, 2001

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    Any reduction in costs due to a closer proximity of the previous or successive jobs shall reduce the Mobilization/Demobilization costs accordingly. Materials and services provided by TORCH are F.O.B. TORCH's facility in Dulac, Louisiana.

10. INVOICE & PAYMENT REQUIREMENTS

    Attachment 2 is a listing of the Invoicing & Delivery Ticket Requirements applicable per this contract.

11. PERFORMANCE INCENTIVES

    UNOCAL is constantly striving for better reliability, performance and enhancement of services. We want to have the most cost effective pipelay services in the Gulf of Mexico. It is expected that during the course of this agreement, both TORCH and UNOCAL will from time to time put certain performance incentives in place on a project by project basis. Section 7 above details a risk and reward program that will be compensated for cost saving performance.

    Cost Saving Ideas

    During the term of the contract either UNOCAL or TORCH may identify ideas which could reduce TORCH's operating cost. Communication of such ideas is greatly encouraged and it should be agreed in principle between the parties that savings resulting from such ideas should be shared in an equitable manner between the parties.

12. REPORTS/CONTRACT TRACKING

    Reports are required in Excel format and shall be submitted to the Contracts Administrator of UNOCAL's Spirit Energy 76 Operations. Attachment 3 is a listing of the Reports, Tracking & Performance Requirements applicable per this contract.

13. HES REQUIREMENTS

    Attachment 4 is a listing of the HES Requirements applicable per this contract.

14. CHANGE OF OWNERSHIP/TRANSFERABILITY/BANKRUPTCY

    This contract is not assignable in whole or in part, without the prior written consent of both parties, and any purported assignment without such consent shall be void. In addition, either party shall have the right to terminate this contract immediately at any time if the other party becomes insolvent, makes an assignment for the benefit of creditors, or has a bankruptcy petition filed by or against it.

    Also, in the event of a change of ownership of either party, the other may elect at its sole discretion to terminate this contract. A change in ownership shall mean a change in the person or persons having the power to direct or cause the direction of the management and policies of TORCH, whether through the ownership of voting securities or otherwise.

15. CONTRACT PERFORMANCE

    Violation of any contract terms/conditions or unsatisfactory service received from TORCH may result in cancellation of this contract. In the event of such a violation UNOCAL will issue a written notice outlining the problem(s). If TORCH is unable to resolve the problem(s) to UNOCAL's satisfaction within thirty (30) days after receipt of such notice, UNOCAL may terminate their contract altogether, or remove the location where the problem occurred without affecting any volume discounts that may be in force in this or other contracts.


Pipelay Services Contract
Unocal/Torch
January 1, 2001 - December 31, 2001

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